Exhibit 99.1

Lexmark reports fourth quarter, full year results
•	Lexmark reports fourth-quarter revenue of $1.31 billion, GAAP EPS of $1.04, including $0.25 for restructuring-related activities
•	Lexmark reports full-year revenue of $4.97 billion, GAAP EPS of $3.14, including $0.36 for restructuring-related activities
•	Business market segment revenue was a record $800 million in the fourth quarter, a record $3.00 billion for full year 2007
•	Company generates cash of $212 million during fourth quarter, $564 million in 2007

LEXINGTON, Ky., Jan. 29, 2008 -- Lexmark International, Inc. (NYSE: LXK) today announced financial results for the fourth-quarter of 2007. Fourth-quarter revenue was $1.31 billion, down 4 percent compared to revenue of $1.37 billion last year. Fourth-quarter GAAP earnings per share were $1.04. Earnings per share for the fourth quarter of 2007 would have been $1.29 excluding $0.25 per share for restructuring-related activities.  Fourth-quarter 2006 GAAP earnings per share were $0.91.  Earnings per share for the fourth quarter of 2006 would have been $1.05 excluding $0.14 per share for restructuring-related activities.

“Today we're announcing fourth-quarter financial results that reflect the strategic shift we began in the second half of 2007. Although EPS greatly exceeded expectations in the fourth quarter, we have more work to do as we continue to implement our strategy to drive our growth in higher usage segments,” said Paul J. Curlander, Lexmark chairman and chief executive officer. “Our investments in industry-leading products and technology are an integral part of our strategy and are demonstrated by the recent introduction of our new Professional Series inkjet line, our new high-performance color laser multifunction device, the X560n, and the significant product awards and industry recognition that we received in 2007.  Overall our financial position remains strong, and in 2007 we continued to generate strong cash flow from the on-going sales of our aftermarket supplies.”

Fourth-quarter 2007 business segment revenue was a record $800 million growing 4 percent year to year. Consumer segment revenue of $509 million declined 15 percent compared to a year ago. Fourth-quarter 2007 gross profit margin was 33.4 percent, the operating expense to revenue ratio was 24.7 percent, the operating income margin was 8.7 percent, and net earnings were $99 million. Fourth-quarter 2007 operating income includes $30 million pretax charges in connection with the company’s restructuring-related actions.

Fourth-quarter 2006 gross profit margin was 30.8 percent, the operating expense to revenue ratio was 23.3 percent, the operating income margin was 7.5 percent, and net earnings were $90 million. Fourth-quarter 2006 operating income included $19 million restructuring-related pretax charges.

On a non-GAAP basis, excluding fourth-quarter restructuring-related charges:
•
Fourth-quarter 2007 gross profit margin would have been 34.0 percent, up 2.9 percentage points from 31.1 percent in the same period last year, principally due to a favorable product mix shift partially offset by lower product margins.

•
Fourth-quarter 2007 operating expense as a percent of revenue would have been 23.0 percent, up 0.9 percentage points compared to 22.1 percent in the same quarter last year due to the decline in revenue offsetting a slight reduction in operating expense.

•	Fourth-quarter 2007 operating income margin would have been 11.0 percent, up 2.1 percentage points from 8.9 percent last year.
•	Fourth-quarter 2007 net earnings would have been $123 million compared to $104 million in the fourth quarter of 2006.

The company ended the quarter with $796 million in cash and marketable securities. Fourth-quarter net cash provided by operating activities was $212 million. Capital expenditures for the quarter were $52 million. Depreciation and amortization in the quarter was $58 million. Lexmark did not repurchase its stock during the fourth quarter. The company’s remaining share repurchase authorization was approximately $295 million at quarter end.

New Products Expand Lexmark’s Focus on High-Usage Customers
As part of Lexmark’s strategy to increase the company’s focus on higher-usage segments of the inkjet market, in early January Lexmark introduced the Professional Series which the company believes will meet the demanding needs of small office and home office (SOHO) users. The Professional Series is Lexmark’s first inkjet all-in-one (AIO) line to include high-yield cartridges and lifetime, priority phone support1. The Professional Series inkjet line features four inkjet AIOs including: the Lexmark X9575 Wireless All-in-One for $249; the Lexmark X6575 Wireless All-in-One priced at $169; the Lexmark X4875 Wireless All-in-One priced at $149; and the Lexmark X5075 All-in-One for $992.

Also in January, the company added to its award-winning line of color laser multifunction products (MFPs) with the announcement of the Lexmark X560n color laser MFP which is ideally suited for medium and large workgroups.

Lexmark Adds to List of Accolades from Channel and Leading Test Houses
Ingram Micro Inc., the world’s largest technology distributor, recently recognized Lexmark with its 2007 Manufacturer Award of Excellence in the peripherals category.  Lexmark works with Ingram Micro to distribute both its inkjet and laser products to consumers, small and medium businesses (SMB) and large enterprise customers through solution providers and value-added resellers.

Separately, CRN, a channel publication for solution providers and valued-added resellers, named Lexmark the No. 1 Top Growth Best-Seller for MFPs for mid-year 2007. Lexmark was also listed on CRN’s mid-year Top Five Best-Sellers List for both MFPs and color lasers.

Also in the quarter, Lexmark’s C935 series was recognized by Better Buys for Business as one of the Innovative Products of the Year for 2007, an award reserved for products that introduce an exciting new technology. In addition, Buyers Laboratory Inc. (BLI) awarded Lexmark four Fall 2007 Pick of the Year awards. The awards included: Outstanding Mid-Size Workgroup Color Printer, Outstanding Large Workgroup Color Printer, Outstanding Large Workgroup Color MFP, and Outstanding Mid-Size Workgroup Monochrome MFP for the Lexmark C782dtn, C935hdn, X945e, and X644e, respectively. A separate leading test laboratory, BERTL, also recognized the X945e color laser MFP with its Four-Star, Highly Recommended rating.

Full-year Results
2007 revenue was $4.97 billion, down 3 percent compared to revenue of $5.11 billion in 2006. 2007 business segment revenue was a record $3.00 billion growing 5 percent, and consumer segment revenue of $1.97 billion declined 12 percent. 2007 GAAP earnings per share were $3.14. Excluding $0.36 per share restructuring-related charges, earnings per share would have been $3.50.  2006 GAAP earnings per share were $3.27. 2006 earnings per share would have been $4.12 excluding $0.85 per share restructuring-related charges and pension curtailment benefit.

2007 net cash provided by operating activities was $564 million. Capital expenditures for the year were $183 million. Depreciation and amortization in 2007 was $192 million. The company repurchased approximately 2.7 million shares of its stock during the year for $165 million.

Looking Forward
In the first quarter of 2008, the company expects revenue to be down in the mid- to high-single digit percentage range year over year. It expects first-quarter 2008 GAAP EPS to be in the range of $0.66 to $0.76 per share.   Restructuring-related costs and expenses are expected to be approximately $0.14 per share in the first quarter of 2008.  Excluding these restructuring-related costs and expenses, non-GAAP EPS are expected to be in the range of $0.80 to $0.90 per share.  GAAP EPS in the first quarter of 2007 were $0.95, or $0.96 excluding $0.01 per share restructuring-related charges.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EST).  A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com.  If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) or the replay shortly afterward by calling 800-642-1687 (outside the U.S. by calling 706-645-9291) using access code 29910485. This telephone replay of the conference call will be available until noon (EST) on Tuesday, February 5, 2008.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2007, Lexmark reported $5.0 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, inability to be successful in the higher-usage segments of the inkjet market, market acceptance of new products and pricing programs, weak economic conditions, periodic variations affecting revenue and profitability, the inability to meet customer product requirements on a cost competitive basis, failure to execute planned cost reduction measures, aggressive pricing from competitors and resellers, entrance into the market of additional competitors focused on printing solutions, the financial failure or loss of business with a key customer, reseller or supplier, increased investment to support product development and marketing, inability to perform under managed print services contracts, decreased supplies consumption, increased competition in the aftermarket supplies business, failure to successfully outsource the infrastructure support of information technology systems, failure to manage inventory levels or production capacity, unforeseen cost impacts as a result of new legislation, fees on the company’s products or litigation costs required to protect the company’s rights, inability to obtain and protect the company’s intellectual property and defend against claims of infringement and/or anticompetitive conduct, reliance on international production facilities, manufacturing partners and certain key suppliers, disruptions at important points of exit and entry and distribution centers, changes in a country’s political or economic conditions, conflicts among sales channels, the failure of information technology systems, changes in the company’s tax provisions or tax liabilities, business disruptions, currency fluctuations, terrorist acts, acts of war or other political conflicts, or the outbreak of a communicable disease, and other risks described in the company’s Securities and Exchange Commission filings.  The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

All prices, features, specifications and capabilities are subject to change without notice.

1See Statement of Limited Warranty available at purchase locations for details. Availability can vary by product and country.

2All prices are estimated street prices in U.S. dollars – actual prices may vary.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
Revenue	$1,309.7	$1,369.2	$4,973.9	$5,108.1
Cost of revenue (1) (2)	871.7	947.1	3,410.3	3,462.1
Gross profit	438.0	422.1	1,563.6	1,646.0

Research and development	100.5	96.7	403.8	370.5
Selling, general and administrative (1) (2)	204.3	215.2	812.8	761.8
Restructuring and other, net (1) (2)	19.1	6.9	25.7	71.2
Operating expense	323.9	318.8	1,242.3	1,203.5

Operating income	114.1	103.3	321.3	442.5

Interest (income) expense, net	(7.4)	(5.1)	(21.2)	(22.1)
Other (income) expense, net (3)	0.0	1.4	(7.0)	5.3

Earnings before income taxes	121.5	107.0	349.5	459.3

Provision for income taxes	22.5	17.1	48.7	120.9
Net earnings	$99.0	$89.9	$300.8	$338.4

Net earnings per share:
Basic	$1.04	$0.92	$3.16	$3.29
Diluted	$1.04	$0.91	$3.14	$3.27

Shares used in per share calculation:
Basic	95.0	97.9	95.3	102.8
Diluted	95.3	99.0	95.8	103.5

 (1) Amounts for the three months ended December 31, 2007, include restructuring-related charges and project costs of $28 million in connection with the Company’s 2007  Restructuring Plan and $2 million of restructuring-related project costs in connection with the Company’s 2006 actions. Restructuring-related charges of $5 million relating to accelerated depreciation on certain fixed assets are included in Cost of revenue. Restructuring-related charges of $19 million relating to employee termination benefits are included in Restructuring and other, net. Total project costs of $2 million and $4 million are included in Cost of revenue and Selling, general and administrative, respectively.

Amounts for the year ended December 31, 2007, include restructuring-related charges and project costs of $34 million in connection with the Company’s 2007 Restructuring Plan and $18 million of restructuring-related project costs in connection with the Company’s 2006 actions. Restructuring-related charges of $5 million relating to accelerated depreciation on certain fixed assets are included in Cost of revenue. Restructuring-related charges of $26 million relating to employee termination benefits are included in Restructuring and other, net. Total project costs of $12 million and $9 million are included in Cost of revenue and Selling, general and administrative, respectively.

(2) Amounts for the three months ended December 31, 2006, include the impact of $19 million of restructuring-related charges and project costs. Restructuring-related charges of $2 million relating to accelerated depreciation on certain fixed assets were included in Cost of revenue. Project costs of $1 million and $9 million were included in Cost of revenue and Selling, general and administrative expenses, respectively.

Amounts for the year ended December 31, 2006, include the impact of $135 million of restructuring-related charges and project costs. Restructuring-related charges of $40 million relating to accelerated depreciation on certain fixed assets were included in Cost of revenue. Project costs of $2 million and $12 million were included in Cost of revenue and Selling, general and administrative expenses, respectively. A $10 million pension curtailment benefit was also included in Restructuring and other, net.

(3) Amounts for the year ended December 31, 2007, include an $8 million pre-tax foreign exchange gain realized upon the substantial liquidation of the Company’s Scotland entity.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	December 31	December 31
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$277.0	$144.6
Marketable securities	519.1	406.3
Trade receivables, net	578.8	584.3
Inventories	464.4	457.8
Prepaid expenses and other current assets	227.5	237.0
Total current assets	2,066.8	1,830.0

Property, plant and equipment, net	869.0	846.8
Other assets	185.3	172.2
Total assets	$3,121.1	$2,849.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term debt	$-	$-
Current portion of long-term debt	149.9	-
Accounts payable	636.9	600.3
Accrued liabilities	710.5	723.7
Total current liabilities	1,497.3	1,324.0

Long-term debt	-	149.8
Other liabilities	345.5	340.0
Total liabilities	1,842.8	1,813.8

Stockholders' equity:
Common stock and capital in excess of par	888.9	828.4
Retained earnings	936.0	627.5
Treasury stock, net	(454.7)	(289.8)
Accumulated other comprehensive loss	(91.9)	(130.9)
Total stockholders' equity	1,278.3	1,035.2
T otal liabilities and stockholders' equity	$3,121.1	$2,849.0

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Earnings Per Share:		4Q07	4Q06
GAAP		$1.04	$0.91
Restructuring-related charges & project costs		0.25	0.14
Non-GAAP		$1.29	$1.05

4Q07:	Gross Profit Margin	Operating Expense to Revenue Ratio	Operating Income Margin
GAAP	33.4%	24.7%	8.7%
Restructuring-related charges & project costs	0.6%	(1.7%)	2.3%
Non-GAAP	34.0%	23.0%	11.0%

4Q06:
GAAP	30.8%	23.3%	7.5%
Restructuring-related charges & project costs	0.3%	(1.2%)	1.4%
Non-GAAP	31.1%	22.1%	8.9%

Net Earnings (In Millions)		4Q07	4Q06
GAAP		$99	$90
Restructuring-related charges & project costs		24	14
Non-GAAP		$123	$104

		Earnings Per Share
Guidance:		1Q08	1Q07
GAAP		$0.66 to $0.76	$0.95
Restructuring-related charges & project costs		0.14	0.01
Non-GAAP		$0.80 to $0.90	$0.96

Note: Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Year Ended December 31

Earnings Per Share:		2007	2006
GAAP		$3.14	$3.27
Restructuring-related charges & project costs		0.43	0.91
Accumulated translation gain upon Scotland liquidation		(0.07)	-
Pension curtailment gain		-	(0.07)
Non-GAAP		$3.50	$4.12

2007:	Gross Profit Margin	Operating Expense to Revenue Ratio	Operating Income Margin
GAAP	31.4%	25.0%	6.5%
Restructuring-related charges & project costs	0.4%	(0.7%)	1.0%
Non-GAAP	31.8%	24.3%	7.5%

2006:
GAAP	32.2%	23.6%	8.7%
Restructuring-related charges & project costs	0.8%	(1.8%)	2.6%
Pension curtailment gain	-	0.1%	(0.2%)
Non-GAAP	33.0%	21.9%	11.1%

Net Earnings (In Millions)		2007	2006
GAAP		$301	$338
Restructuring-related charges & project costs		41	94
Accumulated translation gain upon Scotland liquidation		(7)	-
Pension curtailment gain		-	(7)
Non-GAAP		$336	$426

Note: Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In Millions)
(Unaudited)

	Segment Operating Income

Three Months Ended December 31	GAAP	Restructuring-Related Charges and Project Costs	Non-GAAP

2007
Business	$166	$10	$176
Consumer	37	9	46
Other	(89)	12	(78)
Total	$114	$30	$144

2006
Business	$157	$8	$165
Consumer	50	3	53
Other	(104)	8	(96)
Total	$103	$19	$122

2007 vs. 2006 Year to Year Variance of Segment Operating Income:
Business	6%		7%
Consumer	(26%)		(12%)
Other	14%		19%
Total	10%		18%

Note: Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In Millions)
(Unaudited)

	Segment Operating Income

Year Ended December 31	GAAP	Restructuring-Related Charges and Project Costs	Non-GAAP

2007
Business	$612	$12	$624
Consumer	93	12	106
Other	(384)	28	(356)
Total	$321	$52	$373

2006
Business	$600	$36	$636
Consumer	246	57	303
Other (1)	(404)	32	(372)
Total	$443	$125	$568

2007 vs. 2006 Year to Year Variance of Segment Operating Income:
Business	2%		(2%)
Consumer	(62%)		(65%)
Other	5%		4%
Total	(27%)		(34%)

(1)$10 million pension curtailment gain included in 2006 GAAP and Restructuring-related columns on "Other" line.

Note: Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In Millions)
(Unaudited)

Three Months Ended December 31	2007	2006

Gross Profit:
GAAP	$438	$422
Restructuring-related charges & project costs	7	3
Non-GAAP	$445	$425

Operating Expense:
GAAP	$324	$319
Restructuring-related charges & project costs	(23)	(16)
Non-GAAP	$301	$303

Operating Income:
GAAP	$114	$103
Restructuring-related charges & project costs	30	19
Non-GAAP	$144	$122

Net Earnings:
GAAP	$99	$90
Restructuring-related charges & project costs	24	14
Non-GAAP	$123	$104

Net Earnings: (As a Percentage of Revenue)
GAAP	7.6%	6.6%
Restructuring-related charges & project costs	1.8%	1.0%
Non-GAAP	9.4%	7.6%

Note: Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In Millions)
(Unaudited)

Year Ended December 31	2007	2006

Gross Profit:
GAAP	$1,564	$1,646
Restructuring-related charges & project costs	17	42
Non-GAAP	$1,581	$1,688

Operating Expense:
GAAP	$1,242	$1,203
Restructuring-related charges & project costs	(35)	(93)
Pension curtailment gain	-	10
Non-GAAP	$1,207	$1,120

Operating Income:
GAAP	$321	$443
Restructuring-related charges & project costs	52	135
Pension curtailment gain	-	(10)
Non-GAAP	$373	$568

Net Earnings:
GAAP	$301	$338
Restructuring-related charges & project costs	41	94
Accumulated translation gain upon Scotland liquidation	(7)	-
Pension curtailment gain	-	(7)
Non-GAAP	$336	$426

Note: Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Year Ended December 31	2007	2006

Net Earnings: (As a Percentage of Revenue)
GAAP	6.0%	6.6%
Restructuring-related charges & project costs	0.8%	1.8%
Accumulated translation gain upon Scotland liquidation	(0.1%)	-
Pension curtailment gain	-	(0.1%)
Non-GAAP	6.7%	8.3%

Note: Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.